Registration No. 33-
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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549
                            ---------------------

                                  FORM S-8

                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                       National Technical Systems, Inc.
           (Exact name of registrant as specified in its charter)

California                                                  95-4134955
(State or other jurisdiction                                (IRS Employer
of incorporation or organization)                           Identification No.)

            24007 Ventura Boulevard, Calabasas, California 91302
                    (Address of principal executive offices)

                        XXCAL, Inc. Stock Option Plan
                          (Full title of the plan)

                                Lloyd Blonder
                          Senior Vice President and
                           Chief Financial Officer
                      National Technical Systems, Inc.
                           24007 Ventura Boulevard
                           Calabasas, California  91302
                   (Name and address of agent for service)

                                (818) 591-0776
        (Telephone number, including area code, of agent for service)

                       CALCULATION OF REGISTRATION FEE

Title of        Amount to be   Proposed maximum    Proposed maximum    Amount of
securities      registered     offering price      aggregate        registration
to be                          per share           offering            fee
registered                                         price(1)
-------------------------------------------------------------------------------
Common Stock,   214,622        $5.69               $1,221,199.10       $360.25
$.01 par value  shares(2)

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices reported on the NASDAQ National Market System on November 20, 1998.
(2) Such shares represent options assumed by the Registrant pursuant to an Agreement and Plan of Merger dated as of August 21, 1998, by and among Registrant, NTS Acquisition Corp. and XXCAL, Inc.

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                                   -1-

                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

                           INTRODUCTORY STATEMENT

            Pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of August 21, 1998, as amended, by and among National Technical Systems, Inc. ("Registrant"), NTS Acquisition Corp., a wholly owned subsidiary of Parent ("Merger Subsidiary") and XXCAL, INC., ("XXCAL"), Merger Subsidiary merged with and into XXCAL, whereupon XXCAL became a wholly owner subsidiary of Registrant. XXCAL's common stock, no par value ("XXCAL Common Stock"), is no longer transferable, and certificates evidencing shares of XXCAL Common Stock represent only the right to receive shares of Registrant's Common Stock in accordance with the terms of the Agreement. Pursuant to the Agreement, each outstanding option to purchase XXCAL Common Stock ("XXCAL Option") was automatically converted into an option to purchase the number of shares of Common Stock equal to the number of shares of XXCAL Common Stock that could have been purchased under the XXCAL Option multiplied by 1.2126 (the "Exchange Ratio"), at a price per share of Common Stock equal to the option exercise price determined pursuant to the XXCAL Option divided by the Exchange Ratio.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

            The following documents have been filed by the Registrant with the Commission and are hereby incorporated by reference in this Registration
Statement:

            (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1998.

            (b) The Registrant's Quarterly Reports on Form 10-Q for the quarters ended April 30, 1998 and July 31, 1998.

            (c) The Registrant's Registration Statement on Form S-8 (Registration No. 33-48211), which includes a description of the Registrant's Common Stock, $.01 par value.

            (d) The Registrant's current Reports on Form 8-K dated May 8, 1998 and November 4, 1998.

            (e) All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

            Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

            None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            The Registrant's Articles of Incorporation contain a provision limiting the personal liability of directors to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director. Such provision absolves directors of liability for negligence in the performance of their duties, including gross negligence. Directors remain liable for breaches of the duty of loyalty to the Registrant and its shareholders as well as for acts or omissions not taken in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derived improper personal benefit. In addition, the Registrant's Articles of Incorporation do not absolve directors of liability for unlawful dividend or stock repurchases or redemptions to which a negligence standard presently applies under the California General Corporation Law (the "CGCL").

            The Registrant's By-laws provide that each person who is or was a director, legal representative, officer or employee of the Registrant (or was serving at the request of the Registrant as a director, legal representative, officer or employee of any other entity), will be indemnified and held harmless by the Registrant to the fullest extent authorized by the CGCL (as it may be amended to allow for broader indemnification rights) from any liability incurred as a result of such service. The Registrant's By-laws provide that the rights to indemnification and the payment of expenses conferred therein will not be exclusive of any other right that any person may have or acquire under any statute, provision of the Articles of Incorporation, by-law, agreement, vote of shareholders or disinterested directors or otherwise. The Registrant's By-laws also provide that the Registrant may maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant against any liability asserted against such person and incurred by such person in any such capacity, whether or not the Registrant would have the power to indemnify such person against such liability under the CGCL. The Registrant maintains this insurance coverage for its officers and directors as well as insurance coverage to reimburse the Registrant for potential costs of its corporate indemnification of officers and directors.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

            Not Applicable.

ITEM 8. EXHIBITS.

Exhibit
Number                Description
-------               -----------
     4.1 Articles of Incorporation of the Registrant (Incorporated herein by reference to Exhibit 3(i) to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1997 (No. 33-66795), as filed with the Commission on April 30, 1997.

     4.2 By-laws of the Registrant (Incorporated herein by reference to Exhibit 3(ii) to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1997 (No. 33-66795), as filed with the Commission on April 30, 1997.

     4.3    Form XXCAL, Inc. Stock Option Agreement.

     5.1 Opinion of Sheppard, Mullin, Richter & Hampton LLP, Counsel to Registrant, as to the legality of the shares being registered under this Registration Statement.

     23.1 Consent of Sheppard, Mullin, Richter & Hampton LLP, (included in its opinion filed as Exhibit 5.1).

     23.2   Consent of Ernst & Young, LLP.

     24.1   Power of Attorney (included on the signature pages hereof).

ITEM 9. UNDERTAKINGS.

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain-unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that it is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

          (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions described in Item 6 of this Registration Statement, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California on November 23, 1998.

                                  NATIONAL TECHNICAL SYSTEMS, INC.

                                  By:  /s/ Jack Lin
                                       ----------------------------
                                       Jack Lin, President

                              POWER OF ATTORNEY

          We, the undersigned officers and directors of National Technical Systems, Inc., hereby severally constitute and appoint Jack Lin and Aaron Cohen, and each of them singly, our true and lawful attorney, with full power to them, to sign for us in our names in the capacities indicated below, this Registration Statement and any and all post-effective amendments to this Registration Statement, and generally to do all things in our name and on our behalf in such capacities to enable National Technical Systems, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature                         Title                             Date
---------                         -----                             ----
                                  President,
/s/ Jack Lin                      (Principal Executive       November 23, 1998
-----------------------           Officer)
Jack Lin

                                  Executive
/s/ Arthur Edelstein              Vice-President,            November 23, 1998
-----------------------           and Director
Arthur Edelstein

/s/ Lloyd Blonder                 Senior                     November 23, 1998
-----------------------           Vice-President
Lloyd Blonder                     and Treasurer
                                  (Principal Financial
                                  and Accounting
                                  Officer)

/s/ William L. Traw               Group                      November 23, 1998
-----------------------           Vice-President and
William L. Traw                   Director



/s/ Richard D. Short              Group                      November 23, 1998
-----------------------           Vice-President and
Richard D. Short                  Director

/s/ William McGinnis              Group                      November 23, 1998
-----------------------           Vice-President and
William McGinnis                  Director


/s/ Aloysius Casey                Chairman                   November 23, 1998
-----------------------           of the Board
Aloysius Casey


/s/  Aaron Cohen                  Vice Chairman              November 23, 1998
-----------------------           of the Board
Aaron Cohen                       and Senior Executive
                                  Vice President



/s/  Harry Derbyshire             Director                   November 23, 1998
-----------------------
Harry Derbyshire



/s/ Robert I. Lin                 Director                   November 23, 1998
------------------------
Robert I. Lin



/s/ Ralph F. Clements             Director                   November 23, 1998
------------------------
Ralph F. Clements



/s/  Stanley Schoen               Director                   November 23, 1998
-------------------------
Stanley Schoen

                                EXHIBIT INDEX

Exhibit                                                           Sequential
Number                         Description                        Page
-------                        ------------                       Number
                                                                  ----------

   4.1 Articles of Incorporation of the Registrant (Incorporated herein by reference to Exhibit 3(i) to the Registrant's
          Annual Report on Form 10-K for the fiscal year ended
          January 31, 1997 (No. 33-66795), as filed with the
          Commission on March 21, 1994).

   4.2 By-laws of the Registrant (Incorporated herein by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1997 (No. 33-66795), as filed with the Commission on March 21, 1994).

   4.3    Form XXCAL, Inc. Stock Option Agreement.                          10

   5.1    Opinion of Sheppard, Mullin, Richter & Hampton LLP,
          Registrant, as to Company, as to the legality of the shares
          being registered under this Registration Statement.               15

   23.1   Consent of Sheppard, Mullin, Richter & Hampton LLP,
          (included in its opinion filed as Exhibit 5.1).

   23.2   Consent of Ernst & Young, LLP.                                    17

   24.1   Power of Attorney (included on the signature pages hereof).

                                                                    EXHIBIT 4.3


                              OPTION AGREEMENT

                                  Preamble

          THIS AGREEMENT made this ____ day of _____ 1997, at Los Angeles, California, by and between XXCAL, Inc. (hereinafter referred to as "Optionor") and _______________ hereinafter referred to as "Optionee").

                                  Recitals

          WHEREAS, Optionor has preferred shares of stock presently unissued;
and

          WHEREAS, Optionee desires to acquire the exclusive right to purchase, without becoming obligated to purchase the securities at an agreed price and under specified terms and conditions:

          NOW THEREFORE, it is agreed as follows:

                               Grant to Option

          1. Optionor hereby grants to Optionee the exclusive right to purchase _____ shares of Optionor at $___.00 per share, and under the terms and conditions set forth herein.

                                Option Period

          2. This Option shall continue until __:00 P.M., ________XX' ____.

                                Consideration

          3. This option is granted in exchange for Optionor receiving a valuable consideration, receipt of which is hereby acknowledged.

               Application of Consideration to Purchase Price

          4. If this option or any extension thereof is exercised in accordance with its terms, then the cash consideration paid Optionor by Optionee shall apply to the purchase price.

                         Retention of Consideration

          5. In the event this option or any extension thereof is not exercised, all sums paid and services rendered to Optionor by Optionee shall be retained by Optionor in consideration of the granting of this option.

                             Exercise of Option

          6. If Optionee is not in breach of this Agreement, and is an employee of Optionor in good standing, he/she may exercise this option in whole or in part by tendering U.S. Currency to Optionor, for not less than 100 shares of securities at one time, said securities to be purchased at the rate of ____ Dollars ($__.00) per share. Optionee may not exercise this option for more than one-fifth (1/5) of the total number of option shares in any one year, one year being the period of ________ _______ to _______ _____ commencing with _____ __,
____ to _____ __, ____ however, provided Optionee has met all the terms of this option as set out hereinafter, he/she shall be entitled to exercise this option on _____ __, ____ for all option shares not previously purchased.

                            Automatic Termination

          7. If Optionee fails to exercise his/her option in accordance with its terms and within the option period or any extension thereof, then this option and the rights of the Optionee shall automatically and immediately terminate without notice. Thereafter, Optionee agrees that he/she will properly execute, acknowledge, and deliver to Optionor, with ten (10) days of request therefor, a release, or any other document required by Optionor, or to verify the termination of this Option Agreement.

                           Assignability of Option

          8. Optionee may not assign this Agreement. In the event an attempted assignment is made, in violation of this provision, then Optionee's rights under this Agreement shall automatically terminate without notice.

                                   Notices

          9. Unless otherwise provided herein, any notice, tender, or delivery to be given hereunder by either party to the other may be effected by personal delivery in writing or by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed communicated as of mailing. Mailed notices shall be addressed as set forth below, but each party may change its address by written notice in accordance with this paragraph.

To Optionor:    XXCAL, Inc.
                11500 W. Olympic Blvd.
                Suite 459
                Los Angeles, CA 90064

To Optionee:    ____________________
                ____________________
                ____________________

                      Administrative Committee Approval

          10. This Option is contingent upon the approval of a majority vote of the Administrative Committee of Optionor Key Employee Stock Ownership Plan.

                              Entire Agreement

          11. This instrument contains the entire agreement between the parties relating to the option herein granted. Any oral representation or modifications concerning this instrument shall be of no force and effect, excepting a subsequent modification in writing, signed by the party to be charged.

                               Attorney's Fees

          12. In the event of any controversy, claim, or dispute between the parties hereto, arising out of or relating to this Agreement or the breach thereof, the prevailing party shall be entitled to recover from the losing party, reasonable expenses, attorney's fees, and costs.

                               Binding Effect

          13. This Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors, and assigns of the parties hereto, except as herein above expressly provided.

                      Key Employee Stock Ownership Plan

          14. All the terms and conditions of the Optionor Key Employee Stock Ownership Plan are incorporated herein by reference and Optionee agrees to be bound by the decision of the Administrative Committee of the Plan and the laws of the State of California as they apply to this option.

                          Restrictions on Transfer

          15. Optionee agrees to the terms set forth in Article VI (3) of the Plan and agrees that their stock ownership shall be subject to the foregoing restrictions and may bear legend as follows:

                "No valid voluntary or involuntary transfer (whether by sale, encumbrance, exchange, bequest, inheritance, or other disposition) of any shares of stock shall be made by any issue (other than the Trustee of the Plan), his heir or representative, unless such transfer is made in compliance with the following provision:

                "(1) Said holder of such shares shall give written notice by registered or certified mail to XXCAL, Inc. (Company), at 11500
                W. Olympic Blvd., Suite 459, Los Angeles, CA 90064, specifying the identify of the proposed transferee, the price offered for the shares of interests therein by the proposed transferee and the other terms and conditions of the proposed transfer'.

                "(2) For a period of fourteen (14) days after receipt of notice, Company shall have the option to purchase all (but not less than all) of such shares at the price and upon the terms offered therefor by the proposed transferee or at the fair market value of such shares as determined by the Committee as of the last day of the preceding plan year in case of the death of a former participant or other involuntary transfer".

                "(3) The Company may refuse to transfer on its books any of such shares which are attempted to be transferred other than in compliance herewith".

          Further, Optionee agrees that the sale of transfer of the purchase stock shall be restricted by and subject to, a legend condition pursuant to
Section 260.141.11 of California Corporation Rules as set forth in California Administrative Code.

                                  Execution

          IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement the day and year first above written.


          OPTIONOR:            XXCAL, INC.


                               By:___________________________


          OPTIONEE:

                               By:___________________________

                                                                    EXHIBIT 5.1


                             November 23, 1998



Board of Directors
National Technical Systems, Inc.
24007 Ventura Boulevard
Calabasas, California 91302

          Re: Registration Statement on Form S-8 for XXCAL, Inc.'s Stock Option Plan

Dear Sirs:

          Please refer to the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, to be filed with the Securities and Exchange Commission by National Technical Systems, Inc. (the "Corporation") relating to shares of the Corporation's common stock, $.01 par value per share (the "Common Stock"), offered for sale pursuant to the 1994 Employee Stock Option Plan (the "Plan").

          In connection with the furnishing of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Corporation and such other instruments as we have deemed necessary or appropriate as a basis for the opinions expressed below.

          In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the enforceability of the documents against each party thereto, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents and the authenticity of all such latter documents.

          Based upon the foregoing, we are of the opinion that:

          1. The Corporation has been duly organized and is validly existing under the laws of the State of California.

          2. The Plan has been duly adopted by the Board of Directors of the Corporation and approved by the shareholders of the Corporation.

          3. The shares of Common Stock of the Corporation to which the Registration Statement relates have been duly authorized and reserved for issuance pursuant to the Plan and, when issued and sold pursuant to the Plan, will be legally issued, fully paid and non-assessable.

          Our opinions expressed above are limited to the California General Corporation Law. Our opinions are rendered only with respect to the laws, and the rules, regulations and orders thereunder, which are currently in effect.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our name included in or made part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or the rules thereunder.

                               Very truly yours,



                           /s/ Sheppard, Mullin, Richter & Hampton LLP

                                                                   EXHIBIT 23.2


                  CONSENT OF INDEPENDENT ACCOUNTANTS


          We consent to the incorporation by reference in this Registration Statement (Form S-8 No. 333-00000) pertaining to the National Technical Systems, Inc. XXCAL, Inc. Stock Option Plan in the related Prospectus of our report dated April 10, 1998, with respect to the consolidated financial statements of National Technical Systems, Inc. included in the Annual Report (Form 10-K) for the year ended January 31, 1998.

/s/ ERNST & YOUNG LLP

Woodland Hills, California
November 20, 1998